EXCHANGE AND TERMINATION AGREEMENT

This EXCHANGE AND TERMINATION AGREEMENT (this “Agreement”) dated as of October 27, 2017 (the “Agreement Date”), is by and among Windtree Therapeutics, Inc., a Delaware corporation (f/k/a Discovery Laboratories, Inc.) (“Borrower”), Deerfield Private Design Fund II, L.P. (“DPDF II”), Deerfield Private Design International II, L.P. (“DPDI II”) and Deerfield Special Situations Fund, L.P. (“DSSF,” and together with DPDF II and DPDI II, “Lenders,” and each, a “Lender”), and as expressly provided herein, Deerfield PDI Financing II, L.P. (“DPDI Financing II”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Facility Agreement (as defined below).

RECITALS:

A.     Borrower and Lenders have entered into that certain Facility Agreement, dated as of February 13, 2013, as amended pursuant to a First Amendment to Facility Agreement dated as of July 9, 2015 and a Second Amendment to Facility Agreement dated as of July 22, 2015 (the “Facility Agreement”).

B.     The Facility Agreement provides for the issuance of Notes, and the advancement of funds to Borrower in two disbursements, of $10 million and $20 million, respectively, each of which has been made prior to the Agreement Date.

C.     Prior to the Agreement Date, Borrower has repaid $5,000,000 in principal under the Notes, and Lenders have collectively converted an additional $5,000,000 in prepaid interest under the Notes into shares of Common Stock (as defined below), Class A Warrants, pre-funded Series B Warrants and Series B Warrants. As of the Agreement Date, the aggregate outstanding principal, accrued and unpaid interest, and outstanding fees due and owing Lenders under the Notes is $25,000,000 (the “Outstanding Indebtedness”).

D.     As of August 14, 2017, Borrower, Lenders and Lee’s Pharmaceutical (HK) Ltd., a Hong Kong company (“Lee’s”), executed that certain Subordination Agreement whereby Lenders agreed to subordinate their right to certain payments under the Facility Agreement to the payment by Borrower of all liabilities and obligations owing to Lee’s pursuant to that certain Senior Loan Agreement, dated as of August 14, 2017, between Borrower and Lee’s.

E.     Concurrent with, and conditioned upon, the execution of this Agreement, Borrower and Lee’s have entered enter into a Share Purchase Agreement, dated of even date herewith, pursuant to which (and subject to the terms and conditions set forth therein) Lee’s, either directly or through an affiliate, has agreed to purchase from Borrower, and Borrower has agreed to sell to Lee’s, 46,232,085 shares of Common Stock, for an aggregate purchase price of $10,000,000 (the “Share Purchase Consideration”), which will result in Lee’s owning a controlling interest in Borrower following the closing thereof (such agreement, in the form provided to the Lenders prior to the date hereof, the “Share Purchase Agreement”).

F.     Pursuant to this Agreement (and subject to the terms and conditions hereof), the Lenders collectively have agreed to terminate the Facility Agreement and related agreements and exchange their respective Notes for (i) a cash payment in the aggregate amount of $2,500,000 at Closing (the “Cash Payment”), (ii) an aggregate of 1,422,250 shares of Common Stock (the “Exchange Shares”) and (iii) the right to receive certain Milestone Payments (as defined below), as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01.     Capitalized terms used in this Agreement shall have the meanings set forth below.

“8-K Filing” has the meaning set forth in Section 6.03.

“2019 Warrants” means the warrants to purchase shares of Common Stock held by Lenders that have an exercise price of $39.34 per share and expire on February 13, 2019.

“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with a party to this Agreement. For this purpose, “control” means (i) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock in such corporation or other business entity, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such corporation or other business entity, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” means any applicable law, rule or regulation of any Governmental Authority of competent jurisdiction, or judgment, order, writ, decree, permit or license of any Governmental Authority of competent jurisdiction.

“Average Sale Price” means the weighted average sale price of the Product, Bundled Product or other product or service included in a Bundled Product, as applicable, sold by Borrower or a Distributor during a defined period, and determined by dividing (i) the total gross sales of such Bundled Product or other product or service during such period by Borrower or such Distributor by (ii) the units of the Product, such Bundled Product or other product or service sold during such period by Borrower or such Distributor. When determining the gross sales for the Product included in a Bundled Product, the methodology used to allocate a portion of the gross proceeds of the Bundled Product to the Product, as set forth in the definition of Net Sales, shall be used to allocate gross sales proceeds to the Product.

“Borrower” has the meaning set forth in the Preamble.

“Bundled Product” means the Product, together with any other product(s) and/or service(s) that are sold at a single unit price, whether packaged together or separately.

“Business Day” means any day other than Saturday and Sunday and any other day on which commercial banks located in New York are authorized or required by law to be closed.

“Bylaws” has the meaning set forth in Section 5.02(g).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of Borrower and any and all equivalent ownership interests in Borrower.

“Cash Payment” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in Section 5.02(g).

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Collateral” has the meaning set forth in the Security Agreement.

“Common Stock” means the common stock, par value $0.001 per share, of Borrower.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Capital Stock.

“Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a claim of a Patent or other intellectual property right.

“CRE Considerations” means issues relating to safety, efficacy, the regulatory requirements and other scientific and technical factors, and, with respect to commercialization in markets other than the U.S. and the EU3, the anticipated viability and profitability of the Product in a particular market, including the projected cost to develop and gain approval of the Product, the forecasted market value and revenue potential compared to other potential opportunities, and the expected exclusivities, including regulatory and IP Rights.

“Develop” or “Developing” or “Development” means engaging in manufacturing, preclinical, clinical and other research and development activities directed towards obtaining either U.S. Approval or E.U. Approval.

“Distributor” means a Third Party or Affiliate of Borrower which Borrower selects to market, promote and/or distribute the Product on Borrower’s behalf.

“DPDF II” has the meaning set forth in the Preamble.

“DPDI II” has the meaning set forth in the Preamble.

“DPDI Financing II” has the meaning set forth in the Preamble.

“DSSF” has the meaning set forth in the Preamble.

“DTC” has the meaning set forth in Section 5.02(m).

“DWTC” has the meaning set forth in Section 5.02(m).

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Effective Date” has the meaning set forth in Section 6.04(b).

“EU3” means the United Kingdom, Germany and France; provided that, in the event that (i) the United Kingdom withdraws from the E.U., and (ii) in order to market and sell the Product in the United Kingdom, the Company would need to obtain the approval of a regulatory authority other than the EMA of a type similar to the approval resulting from a submission to the EMA and the Company reasonably and in good faith determines that it is not in the best interests of the Company to pursue such approval ((i) and (ii), collectively, a “Brexit Event”), thereafter, “EU3” shall mean the United Kingdom, Germany, France and Italy.

“European Union” or “E.U.” means the European Union, as its membership may be constituted from time to time, and any successor thereto, and which, as of the Agreement Date, consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom. For the purposes of this Agreement, the United Kingdom shall at all times be deemed to be a member of the European Union, except following a Brexit Event.

“Exchange” has the meaning set forth in Section 2.02.

“Exchange Shares” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“E.U. Approval” means (i) the approval resulting from the submission of a single marketing authorization application or applications to EMA (including supplements, amendments, pre- and post-approvals, licenses, registrations and other authorizations of the EMA), and, (ii) any other national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity; in each case that are necessary and appropriate for the manufacture, distribution, use, storage, transport, sale and marketing of the Product within the E.U. Borrower plans to seek marketing approval in the E.U. using the centralized process of the EMA.

“FDA” means the United States Food and Drug Administration.

“Facility Agreement” has the meaning set forth in the Recitals.

“First Commercial Sale” means the first bona fide commercial sale invoiced to a Third Party or otherwise made by Borrower or a Distributor with respect to the Product after receiving U.S. Approval or E.U. Approval, as the case may be.

“Fully Diluted Shares” means, as of the Closing Date, giving effect to the issuance of shares of Common Stock pursuant to this Agreement and the Share Purchase Agreement, the sum of (i) the number of shares of Common Stock outstanding (ii) the number of shares of Common Stock directly or indirectly issuable upon exercise, conversion or exchange of outstanding Options and Convertible Securities (without giving effect to any limitations on exercise, conversion or exchange thereof as of such date), excluding any such Options and Convertible Securities that have a conversion or exercise price that is equal to or greater than $0.6475, and (iii) the number of shares issued or issuable pursuant to preemptive rights, rights of participation or similar rights as result of, or in connection with, the issuance of shares of Common Stock pursuant to this Agreement or the Share Purchase Agreement (“Preemptive Rights”).

“Fraud Policy” has the meaning set forth in Section 5.02(s)(iii).

“GAAP” means United States generally accepted accounting principles, or, for purposes of the calculation of Net Sales made by any direct or indirect assignee or licensee of Borrower and not reported as net sales by the Company in its own financial statements, the national or international accounting standards used by such assignee or licensee in connection with reporting to the Company of such assignee’ or licensee’s sales of the Product, in each case consistently applied,.

“Governmental Authority” means any supranational (e.g., the European Union), national, regional, state, provincial, local or other government, or other court of competent jurisdiction, legislature, governmental, administrative or regulatory agency, department, body, bureau, council or commission or any other supranational, national, regional, state, provincial, local or other governmental authority or instrumentality, or securities exchange or self-regulatory authority, in each case having jurisdiction in any country or other jurisdiction.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

"Knowledge of Borrower" or “Borrower’s Knowledge” means the knowledge, after due inquiry, of the President and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President and General Counsel, the Senior Vice President and Chief Medical Officer and any other Senior Vice President or Person holding comparable positions in the Company.

“Lee’s” has the meaning set forth in the Recitals.

“Lender” and “Lenders” has the meaning set forth in the Preamble.

“MAA” means a ‘Marketing Authorization Application’ submitted to the EMA for purposes of obtaining E.U. Approval of a newly developed medicinal product.

“Material Adverse Effect” means a material adverse effect on (i) the validity or enforceability of this Agreement or any of the other Transaction Documents, (ii) the ability of Borrower to perform any of its material obligations under this Agreement or any of the other Transaction Documents, (iii) on Borrower’s business, operations, Product Assets, results of operations, condition (financial or otherwise) or prospects, or (iv) the Development, marketing, sale or other commercialization of the Product; provided, however, that changes relating to the economy in general or Borrower’s industry in general shall not in themselves be deemed to arise to a Material Adverse Effect unless such changes have a materially disproportionate impact on Borrower.

“Milestone Event” has the meaning set forth in Section 2.02(b).

“Milestone Payment” has the meaning set forth in Section 2.02(b).

“NDA” means a ‘New Drug Application’ submitted to the FDA for purposes of obtaining U.S. Approval of a newly developed medicinal product.

“Net Sales” means, without duplication, the gross amount (calculated in U.S. Dollars) invoiced or otherwise recorded by or on behalf of Borrower or any direct or indirect assignee or licensee of Borrower for the Product sold globally in bona fide, arm’s length transactions, less customary deductions determined without duplication in accordance with GAAP and reported on a quarterly basis. Customary deductions include, among others, (i) cash or terms discounts, (ii) sales, use and value added taxes (if and only to the extent included in the gross invoice amount), (iii) reasonable and customary accruals for third party rebates and chargebacks, (iv) returns and (v) recalls.

With respect to a Bundled Product, the Net Sales of such Bundled Product shall first be calculated in accordance with the definition of Net Sales above, and then the Net Sales of the Product as included in such Bundled Product shall be determined, on a territory by territory basis, as follows:

(i)     multiply the Net Sales of such Bundled Product in the territory by the fraction A/(A+B) where “A” is the Average Sale Price of the Product when sold separately in the territory and “B” is the total of the Average Sale Prices of each of the other products(s) and/or services(s) included in such Bundled Product when sold separately in the territory;

(ii)     if the Average Sale Price of the Product included in such Bundled Product can be determined but the Average Sale Price of the other product(s) and/or services(s) included in such Bundled Product cannot be determined, then multiply the Net Sales of such Bundled Product in the territory by the fraction A/C where “A” is the Average Sale Price of the Product when sold separately in the territory and “C” is the Average Sale Price of such Bundled Product in the territory; or

(iii)     if (x) the Average Sale Price of the Product in the territory is not available for such period or (y) the Product included in such Bundled Product is not sold separately in the territory, then multiply the Net Sales of such Bundled Product in the territory by a percentage, determined by Borrower reasonably and in good faith and disclosed by Borrower to the Lenders, that represents the proportionate economic value of the Product included in such Bundled Product relative to the economic value contributed by the other product(s) and/or service(s) included in such Bundled Product.

“Options” means any rights, warrants or options to subscribe for or purchase Capital Stock or Convertible Securities.

“Outstanding Indebtedness” has the meaning set forth in the Recitals.

“Patents” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part and divisions).

“Person” means any natural person, corporation, trust, joint venture, association, unincorporated organization, cooperative, company, partnership, trust, limited liability company, government (domestic or foreign), or any agency or instrumentality thereof, or any other entity recognized by law.

“Product” means AEROSURF, a drug/device combination product being Developed by Borrower for the treatment of respiratory distress syndrome in premature infants.

“Product Assets” means all assets owned by, licensed to or otherwise controlled by Borrower or any Affiliate of Borrower related to the Product, including Product IP Rights, Product IP Agreements (subject to their terms), regulatory filings, product packaging, product inserts, product labels, regulatory approval applications, regulatory approvals, regulatory exclusivity, copies of correspondence with regulatory authorities, copies of pre-clinical and clinical data, copies of pharmacology and biology data, agreements related to the Development, marketing, promotion, manufacture, sale or distribution of the Product and inventory.

“Product IP Agreements” means any contract pursuant to which Borrower or any Affiliate of Borrower have been granted, assigned or otherwise conveyed any right, title or interest in or to any Product IP Rights.

“Product IP Rights” means all intellectual property relating to the Product that is owned or licensed by Borrower or any Affiliate of Borrower and is material to the Development or commercialization of the Product, including (i) the Product Know-How, (ii) Patents Covering the Product (including its composition, formulation, delivery, manufacture or use), and (iii) trademarks, service marks, trade names and works protectable under copyright laws relating to the Product.

“Product Know-How” means material to the Development and commercialization of the Product, all technical information and know-how, including analytical methods, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula and expertise.

“Pro Rata Share” means, with respect to each Lender, the percentage set forth opposite such Lender’s name on Schedule I hereto.

“Registration Rights Agreement” has the meaning set forth in Section 2.02(a)(ii).

“Regulatory Agency” means any federal, state or local regulatory agency, department, bureau or other Governmental Authority in the United States or the European Union, as applicable, including the FDA and the EMA, in each case which is responsible for issuing approvals, licenses, registrations, permits or authorizations necessary for, or otherwise governs, the manufacture, handling, use, storage, import, transport, distribution or sale of the Product.

“Responsible Parties” means (i) Borrower and its Affiliates and (ii) Lee’s and each other Third Party that is licensee of any of the Product Assets or otherwise engaged by Borrower or any of its Affiliates, in each case to perform services for or on behalf of Borrower, for purposes of the Development, manufacture, distribution, use, storage, transport, sale or marketing of the Product or otherwise in connection with the commercialization thereof (in any case, in whole or in part).

“SEC” has the meaning set forth in Section 5.01(f).

“SEC Reports” has the meaning set forth in Section 5.02(h).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Security Agreement, dated as of February 13, 2013, among Borrower and Lenders.

“Share Purchase Agreement” has the meaning set forth in the Recitals.

“Share Purchase Consideration” has the meaning set forth in the Recitals.

“Surviving Provisions” has the meaning set forth in Section 3.01.

“Third Party” means any Person, including a Governmental Authority, other than Borrower, Lenders and their respective Affiliates.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Share Purchase Agreement, and any other agreements entered into by Borrower in connection with the transactions contemplated hereby and thereby.

“Transfer Agent” has the meaning set forth in Section 2.02(a)(ii).

“United States” or “U.S.” means the United States of America, including its territories and possessions.

“Unrestricted Conditions” has the meaning set forth in Section 6.04(b).

“U.S. Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations or authorizations of the FDA and any other federal, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary and appropriate for the manufacture, distribution, use, storage, transport, sale and marketing of the Product within the U.S.

ARTICLE II.

CASH PAYMENT AND EXCHANGE

Section 2.01.     Cash Payment. At the Closing, Borrower shall pay to each Lender in cash, by wire transfer of immediately available funds to an account or accounts designated by such Lender in writing, the applicable amount set forth opposite such Lender’s name on Schedule I hereto, representing such Lender’s Pro Rata Share of the Cash Payment.

Section 2.02.     Exchange. Subject to the terms and conditions hereof, each Lender hereby agrees to exchange such Lender’s Notes and the right to collect such Lender’s allocable portion of the remaining Outstanding Indebtedness (after applying the Cash Payment in accordance with the terms of the Facility Agreement), for the following consideration (the “Exchange”):

(a)     Issuance of Shares. At the Closing, Borrower shall, in accordance with this Section 2.02(a), issue to each Lender the number of shares of Common Stock set forth opposite such Lender’s name on Schedule I hereto, representing such Lender’s Pro Rata Share of the Exchange Shares.

(i)     Delivery of Exchange Shares. On the Closing Date, Borrower shall cause the transfer agent for the Common Stock (the “Transfer Agent”) to deliver to the Lenders’ custodian (as directed prior to the Closing by the Lenders) stock certificates, in the names of the respective Lenders, duly executed on behalf of Borrower and by the Transfer Agent, representing the Exchange Shares to which each Lender is entitled pursuant to the Exchange. In the event that any of the Exchange Shares or any portion of the Cash Payment are not delivered on the Closing Date in accordance herewith (x) the Lenders shall have the right to rescind and terminate any or all of this Agreement and the transactions contemplated hereby and/or to exercise any and all other rights and remedies available at law or in equity and (y) the Notes shall not be terminated and Borrower’s obligations thereunder shall not be released pursuant to Article III. Notwithstanding the foregoing, if any shares of Common Stock are issued after the Closing Date pursuant to Preemptive Rights (any such shares “Preemptive Shares”), Borrower shall, within five (5) Business Days thereafter, issue to each Lender its Pro Rata Share of such additional shares of Common Stock as shall be necessary to cause the Lenders to have been issued two percent (2%) of the Fully Diluted Shares, as if such Preemptive Shares had been outstanding as of the Closing Date, such additional shares to be deemed Exchange Shares for all purposes hereunder.

(ii)     Registration Rights Agreement. On or before the Closing Date, Borrower and Lenders will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit A (as the same may be amended, supplemented, restated or modified and in effect from time to time, the “Registration Rights Agreement”), pursuant to which Borrower will provide certain registration rights with respect to the Exchange Shares under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

(b)     Milestone Payments. In accordance with this Section 2.02(b), in connection with the occurrence of a Milestone Event, Borrower shall make a non-refundable cash payment to each Lender in the amount of such Lender’s Pro Rata Share of the amount set forth opposite such Milestone Event in the table below (each, a “Milestone Payment”), by wire transfer of immediately available funds to an account or accounts designated by such Lender; provided, however, that Borrower shall only be required to make one (1) Milestone Payment to each Lender per Milestone Event. Notwithstanding the foregoing, DPDI II hereby assigns its entire right, title and interest in and to the right to receive its Pro Rata Share of any Milestone Payments (including information and audit rights) to DPDI Financing II, which hereby accepts such assignment, and Borrower hereby acknowledges such assignment, and the parties hereto accordingly acknowledge and agree that all amounts that, but for such assignment would have been paid to DPDI II pursuant to this Section 2.02(b), shall instead be paid to an account or accounts designated by DPDI Financing II and that DPDI Financing II shall succeed to and be entitled to directly enforce the right to receive payment of, and exercise all applicable rights and remedies with respect to, DPDI II’s Pro Rata Share of the Milestone Payments. Milestone Payments under this Section 2.02(b) shall be paid no later than fifteen (15) days following the occurrence of such Milestone Event; provided, however, that Milestone Payments in respect of Net Sales Milestone Events shall be paid no later than thirty (30) days following the end of the calendar quarter in which such Milestone Event shall occur; and provided, further, that if such fifteenth (15th) day or thirtieth (30th) day should fall on a day that is not a Business Day, then such Milestone Payment may be paid on the next Business Day. The first occurrence of each of the following events shall be deemed a “Milestone Event” for purposes of this Agreement for which the applicable Milestone Payment is due and payable in accordance with this Section 2.02(b):

Milestone Event	Milestone Payment
Acceptance of filing of an NDA for the Product at the FDA.	$2,500,000
First Commercial Sale of the Product in the U.S.	$2,500,000
Acceptance of filing of a MAA for the Product at the EMA.	$1,000,000
First Commercial Sale of the Product in one (1) EU3 country.	$1,500,000
First Commercial Sale of the Product in a second (2nd) EU3 country.	$1,500,000
Net Sales first equals or exceeds $50,000,000.	$500,000
Net Sales first equals or exceeds $75,000,000.	$1,000,000
Net Sales first equals or exceeds $150,000,000.	$1,000,000
Net Sales first equals or exceeds $250,000,000.	$1,500,000
Net Sales first equals or exceeds $500,000,000.	$2,000,000

(c)     Withholding. Any and all Milestone Payments pursuant to this Agreement shall be made free and clear of and without deduction for any taxes except as required by applicable tax law. Borrower shall provide the applicable payee with ten (10) Business Days’ advance notice of any such required withholding and shall reasonably cooperate with the payee to mitigate or reduce such withholding.

Section 2.03.     Closing. Subject to the satisfaction (or waiver) of all of the conditions to the Exchange set forth in Section 7.01 and Section 7.02, the delivery of the Cash Payment and the Exchange shall be consummated (the “Closing”) on the Agreement Date or such other date as is mutually agreed to by Borrower and Lenders (the “Closing Date”). The Closing shall occur on the Closing Date at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022-2585 or at such other place as Borrower and Lenders may collectively designate in writing.

Section 2.04.     Deliverables at Closing.

(a)     Deliverables by Borrower. On the Closing Date, Borrower shall deliver to Lenders:

(i)     the Cash Payment, in accordance with Section 2.01;

(ii)     the Exchange Shares, in accordance with Section 2.02(a)(i);

(iii)     the Registration Rights Agreement, duly executed by Borrower;

(iv)     a secretary’s certificate, dated as of the Agreement Date, certifying as to: (i) the resolutions of the board of directors of Borrower authorizing and approving this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; (ii) the Certificate of Incorporation; and (iii) the Bylaws, each as in effect on the Closing Date; and

(v)     such other documents relating to the transactions contemplated by this Agreement as such Lender or its counsel may reasonably request.

(b)     Deliveries by Lenders. On or before the Closing Date, each Lender shall deliver to Borrower’s counsel, to hold in escrow pending the Closing, the Registration Rights Agreement, duly executed by such Lender, and no later than the third Business Day following the Closing Date, each Lender shall deliver to Borrower such Lender’s Notes and such Lender’s 2019 Warrants (as set forth on Schedule I hereto).

ARTICLE III.

TERMINATION OF FACILITY AGREEMENT AND NOTES

Section 3.01.     Termination of Facility Agreement and 2019 Warrants. Subject to the terms and conditions hereof, including receipt of the Cash Payment and Exchange Shares at the Closing, each Lender hereby agrees that, effective on the Closing Date, (i) the Facility Agreement shall terminate and shall have no further force or effect, (ii) all Outstanding Indebtedness under the Facility Agreement shall be deemed satisfied in full and discharged, terminated and released, (iii) all security interests and other liens granted to or held by Lenders in any Collateral as security for such Outstanding Indebtedness shall be satisfied, released and discharged, (iv) the Security Agreement shall immediately terminate and shall have no further force or effect, and (v) the 2019 Warrants shall immediately terminate and shall have no further force or effect (in each case, regardless of when the Notes and the 2019 Warrants are delivered by the Lenders to Borrower). Thereafter, each of the Lenders agrees to take all reasonable additional steps requested by Borrower as may be necessary to release its security interests in the Collateral and hereby authorize Borrower to file any necessary UCC-3 termination statements. Borrower hereby confirms that any commitments and obligations of Lenders under the Facility Agreement shall terminate as of the Closing Date, and as of the Closing Date, no Lender shall have any further obligation to make loans, or otherwise advance funds, to Borrower.

Section 3.02.     Release by Lenders. Lenders agree that, subject to the terms and conditions hereof, including receipt of the Cash Payment and the Exchange Shares, each Lender hereby releases Borrower and its Affiliates and their respective officers, directors, employees, shareholders, agents and representatives, as well as their respective successors and assigns, from any and all claims, obligations, rights, causes of action, and liabilities, of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, which such Lender ever had, now has or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, which are based upon, arise under or are related to the Facility Agreement or the Security Agreement, other than the Surviving Provisions (and, for the avoidance of doubt, any claims, obligations, rights, causes of action and liabilities based upon, arising under or related to this Agreement or any of the other Transaction Documents).

Section 3.03.     Release by Borrower. Borrower agrees that, subject to the terms and conditions hereof, Borrower (on its own behalf and behalf of its Affiliates) hereby releases each of the Lenders and their respective Affiliates and their officers, directors, employees, partners, members, managers, equity holders, agents and representatives, as well as their respective successors and assigns, from any and all claims, obligations, rights, causes of action, and liabilities, of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, which Borrower or any of its Affiliates ever had, now has or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, which are based upon, arise under or are related to the Facility Agreement or the Security Agreement (other than, for the avoidance of doubt, those obligations and any claims, obligations, rights, causes of action and liabilities based upon, arising under or related to this Agreement or any of the other Transaction Documents).

ARTICLE IV.

DEVELOPMENT AND COMMERCIALIZATION

Section 4.01.     Efforts to Develop and Commercialize.

(a)     Development. Borrower shall use commercially reasonable efforts (taking into account the CRE Considerations) to (and shall ensure that each other Responsible Party shall use commercially reasonable efforts to) Develop the Product in a manner that is intended to ensure that Borrower is reasonably likely to achieve U.S. Approval and E.U. Approval. Such activities shall include (i) performing or arranging for all manufacturing, preclinical, clinical or other research and Development activities, (ii) filing an NDA for the Product with the FDA and a MAA with the EMA as soon as reasonably practicable following completion of the AEROSURF Development program for such market and (iii) submitting all additional documentation to the applicable Regulatory Agencies as shall be necessary to obtain the requisite approvals of the FDA and EMA. Borrower agrees to use commercially reasonable efforts to raise adequate cash to fund any and all necessary or desirable activities in connection with the Development of the Product.

(b)     Commercialization. Borrower shall use commercially reasonable efforts (taking into account the CRE Considerations) to (and shall ensure that each other Responsible Party shall use commercially reasonable efforts to) launch, market, promote, sell and otherwise commercialize the Product in all of the U.S. and appropriate markets of the E.U. (including, for the avoidance of doubt, each of the EU3, but excluding the United Kingdom following a Brexit Event).

Section 4.02.     Achievement of Milestones. Without limiting Borrower’s obligations under Section 4.01 and elsewhere in this Agreement, Borrower shall use commercially reasonable efforts to cause each of the Milestones to be satisfied as reasonably possible after the Closing Date, taking into account the CRE Considerations.

Section 4.03.     Commercially Reasonable Efforts. Without limiting Borrower’s obligations under Sections 4.01 and 4.02 or elsewhere in this Agreement, Borrower’s obligation to exercise “commercially reasonable efforts” hereunder shall require Borrower to (i) except where CRE Considerations would indicate otherwise, assume the commercial viability of the Product and (ii) (a) promptly assign responsibility for all Development and commercialization activities with respect to the Product to appropriate employees or Third Parties, (b) establish a Development plan with meaningful objectives and timelines for carrying out such Development and commercialization activities, (c) allocate appropriate resources designed to advance progress with respect to such objectives and timelines, (d) employ (and/or cause the applicable Third Parties to employ) compensation systems for its sales representatives and other employees and agents that are no less favorable than the compensation systems that Borrower and its Affiliates and/or the Third Parties, as applicable, apply to their other comparable Development and commercialization programs, in order to reasonably incentivize such sales representatives and other employees and agents to achieve such objectives and timelines and (e) use reasonable care in (x) selecting any Distributor or other Third Party (in addition to Lee’s) to which Borrower may grant any rights with respect to the Development, marketing, sale, distribution or other commercialization of the Product, and (y) negotiating and enforcing the terms of any license or other agreement entered into between Borrower and any Distributor or other Third Party with respect thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.01.     Representations and Warranties of Lenders. Each Lender hereby represents and warrants to Borrower as of the Agreement Date and as of the Closing Date as follows:

(a)     Organization and Good Standing. Such Lender is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b)     Authority. Such Lender has the requisite limited partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which such Lender is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Lender is a party by such Lender and the consummation by such Lender of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Lender.

(c)     Valid and Binding Agreement. This Agreement has been duly executed and delivered by such Lender and constitutes the valid and binding obligations of such Lender, enforceable against such Lender in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. As of the Closing Date, each of the other Transaction Documents to which such Lender is a party will have been duly executed and delivered by such Lender and will constitute valid and binding obligations of such Lender, enforceable against such Lender in accordance with its terms, except: (y) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (z) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)     Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents to which such Lender is a party, and the performance by such Lender of its obligations hereunder and thereunder do not and will not (i) violate any provision of such Lender’s limited partnership agreement, or (ii) conflict with or result in a material violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Lender is subject.

(e)     No Public Sale or Distribution. Such Lender is acquiring its Pro Rata Share of the Exchange Shares in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act, and such Lender does not have a present arrangement to effect any distribution of the Exchange Shares to or through any Person; provided, however, that by making the representations herein, such Lender does not agree to hold any of the Exchange Shares for any minimum or other specific term and reserves the right to dispose of the Exchange Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(f)     Accredited Investor Status; Not a Broker or Dealer. Such Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act. Such Lender is not a broker or dealer registered pursuant to Section 15 of the Exchange Act and is not affiliated with any registered broker-dealer.

(g)     Reliance on Exemptions. Such Lender understands that the Exchange Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that Borrower is relying in part upon the truth and accuracy of such Lender’s representations and warranties set forth herein in order to determine the availability of such exemptions.

(h)     Title to Notes. Such Lender holds its Notes free and clear of all claims, liens, security interests, objections or any other encumbrance of any kind or nature whatsoever.

Section 5.02.     Representations and Warranties of Borrower. Borrower hereby represents and warrants to each Lender as of the Agreement Date and the Closing Date as follows:

(a)     Organization and Good Standing. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b)     Authority. Borrower has the requisite corporate power and authority, as applicable, to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents by Borrower and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Borrower, and no further action of Borrower, its board of directors or stockholders is required in connection herewith or therewith.

(c)     Consents. Borrower is not required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Authority or any Regulatory Agency or any other Person (including Lee’s) in order for it to execute, deliver or perform any of its respective obligations under or contemplated by this Agreement or the other Transaction Documents, in each case, in accordance with the terms hereof or thereof, except for E.U. Approval and U.S. Approval required with respect to the Product, the filings and listings contemplated by the Registration Rights Agreement and the 8-K Filing with the SEC as contemplated by Section 6.03 hereof.

(d)     Valid and Binding Agreement. Each of this Agreement and the Share Purchase Agreement has been duly executed and delivered by Borrower and constitutes the valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. As of the Closing Date, each of the other Transaction Documents will have been duly executed and delivered by Borrower and will constitute valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, except: (y) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (z) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(e)     Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents and the performance by Borrower of its obligations hereunder and thereunder does not and will not (i) violate any provision of Borrower’s Certificate of Incorporation, Bylaws or other organizational documents, (ii) conflict with or result in a material violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which Borrower is subject, or by which any property or asset of Borrower is bound or affected, or (iii) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any material obligation under any permit, agreement, instrument or contract to which Borrower is a party or by which any of its properties or assets are bound.

(f)     Issuance of Exchange Shares. The Exchange Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens or encumbrances, and will not be issued in violation of, or subject to, any preemptive or similar rights of any Person. Borrower has reserved from its duly authorized Common Stock the Exchange Shares issuable pursuant to this Agreement.

(g)     Capitalization. As of the Agreement Date, the authorized, issued and outstanding shares of Capital Stock of Borrower are as set forth on Schedule II hereto. As of the Closing Date, taking into account all issuances of Capital Stock pursuant to the Share Purchase Agreement, the authorized, issued and outstanding shares of Capital Stock of Borrower will be as set forth on Schedule II hereto. All of such outstanding shares are, validly issued, fully paid and nonassessable. Upon payment of any required consideration therefor, all such issuable shares, upon issuance, will be validly issued, fully paid and nonassessable. Except as disclosed in Schedule II hereto and except as provided in this Agreement and the Share Purchase Agreement: (A) no shares of Borrower’s Capital Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Borrower; (B) there are no outstanding Options or Convertible Securities, or contracts, commitments, understandings or arrangements by which Borrower is or may become bound to issue additional shares of Capital Stock, Options or Convertible Securities or commitments of any character whatsoever relating to any shares of Capital Stock, Options or Convertible Securities; (C) there are no agreements or arrangements under which Borrower is obligated to register the offer and/or sale of any of its securities under the Securities Act (except the Registration Rights Agreement); (D) there are no outstanding securities or instruments of Borrower which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Borrower or any of its Affiliates is or may become bound to redeem a security of Borrower; (E) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Exchange Shares; and (G) Borrower does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plans or agreements. The Exchange Shares will represent two percent (2%) of the Fully Diluted Shares. Borrower has furnished to each Lender true and correct copies of Borrower’s certificate of incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and Borrower’s bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all Options and Convertible Securities (including their exercise and conversion prices).

(h)     SEC Reports. Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and Section 13(a) or 15(d) of the Exchange Act for the two years preceding the date hereof (including, in each case, the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i)     Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Borrower or any of its Affiliates or representatives to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. Lenders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 5.02(i) that may be due in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Borrower or any Affiliate of Borrower.

(j)     Exemption from Registration. No registration under the Securities Act is required for the offer and issuance of the Exchange Shares by Borrower to Lenders as contemplated hereby.

(k)     Not Investment Company. None of Borrower, any subsidiary of Borrower or any Person controlling Borrower is (a) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act, or otherwise registered or required to be registered, or subject to the restrictions imposed, by the Investment Company Act.

(l)     Not Shell Company. Borrower is not, and never has been, a “shell company” (as defined in Rule 12b-2 under the Exchange Act).

(m)     DTC Eligibility. The Common Stock is eligible for clearing through The Depository Trust Company (“DTC”), through its Deposit/Withdrawal At Custodian (“DWAC”) system. The transfer agent for the Common Stock is a participant in, and the Common Stock is eligible for transfer pursuant to, DTC’s Fast Automated Securities Transfer Program. The Common Stock is not, and, since obtaining DWAC eligibility, has not at any time been, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of transactions in shares of Common Stock through DTC.

(n)     OTCQB Quotation. Borrower is not in material violation of any of the rules, regulations or requirements of the OTCQB Market, and, to Borrower’s Knowledge, there are no facts or circumstances that could reasonably lead to suspension or termination of trading of the Common Stock on the OTCQB Market. Since May 5, 2017, (i) the Common Stock has been designated for quotation on the OTCQB Market, (ii) trading in the Common Stock has not been suspended or deregistered by the SEC or OTC Markets Group, and (iii) the Company has received no communication, written or oral, from the SEC or OTC Markets Group regarding the suspension or termination of trading of the Common Stock on the OTCQB Market.

(o)     No Integrated Offering. Neither Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, has made, or will make, any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering and issuance of the Exchange Shares to be integrated with other offerings of securities by Borrower for purposes of the Securities Act and which would require the registration of any such securities under the Securities Act.

(p)     Product Property. Borrower has licensed or otherwise legally controls the right, title and interest in and to (i) the Product, (ii) Patents that Cover the manufacture, use or sale of the Product and (iii) material data, trade secrets, Product Know-How and other intellectual property rights used in the research, Development and manufacture of Product.

(q)     Litigation. There is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of Borrower, threatened against Borrower or any Affiliate of Borrower, at law or in equity, arbitration proceeding to which Borrower is a party, or Governmental Authority inquiry pending or, to the Knowledge of Borrower, threatened against Borrower or any Affiliate of Borrower, that, if adversely determined, would (i) question or defeat the validity or enforceability of, or Borrower’s ownership of, any Patent Covering the Product or any Product Know-How owned by Borrower, (ii) prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (iii) prevent the Development or commercialization of the Product or (iv) otherwise adversely affect in any material respect any Product Assets.

(r)     Infringement. Neither Borrower or any Affiliate of Borrower has received written notice from any Third Party claiming that the making, use, sale, offer for sale and import of the Product by Borrower or any Affiliate of Borrower infringes any patent claim of any Third Party or misappropriates or makes any unauthorized use of any patent or intellectual property rights of any Third Party. To the Knowledge of Borrower, the manufacture, formulation, sale or use of the Product does not infringe any patent or other intellectual property right of any Third Party. To the Knowledge of Borrower, no Third Party is infringing, misappropriating or making any unauthorized use of a Patent Covering the Product or Product Know-How. None of the Patents Covering the Product or Product Know-How is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the use or licensing thereof by Borrower.

(s)     Other Agreements. Borrower has not entered into, or is currently negotiating, any contract, agreement, commitment or undertaking that does or could limit or restrict Borrower’s ability to Develop or commercialize the Product or perform any of its obligations under this Agreement or any of the other Transaction Documents.

(t)     Compliance with Law; Certain Regulatory Matters.

(i)     The Product is being and at all times has been Developed, tested, manufactured, labeled, stored and distributed in compliance in all material respects with all Applicable Law, including with respect to investigational use, good clinical practices, good laboratory practices, good manufacturing practices, record keeping, security and filing of reports, and Borrower and its Affiliates are, and have been at all times been, otherwise in compliance with all Applicable Law applicable to the ownership or use of any Product Asset, except where any non-compliance with Applicable Law would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)     Other than E.U. Approval and U.S. Approval with respect to the Product, Borrower holds all material approvals and authorizations from Governmental Authorities reasonably necessary for Borrower to conduct its business in the manner in which such business is being conducted with respect to the Product, including the Development, manufacture and testing of the Product, and all such approvals and authorizations are in good standing and in full force and effect. Borrower has not received any notice or any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any such approvals or authorizations.

(iii)     Borrower has not, with respect to the Product, knowingly made any untrue statement of a material fact or fraudulent statement to the FDA, the EMA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA, the EMA or other Governmental Authority, or committed an act, made a statement or failed to make a statement, that provides or would reasonably be expected to provide a basis for the FDA, the EMA or other Governmental Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (“Fraud Policy”) or any similar policy of the EMA or any other Governmental Authority.

(iv)     Borrower is not, and has never been, (A) debarred by a Governmental Authority, (B) a party to a settlement, consent or similar agreement with a Governmental Authority regarding the Product, or (C) charged with, or convicted of, violating Applicable Law with respect to the Product.

(v)     The Product has not been the subject of or subject to any recall, suspension, market withdrawal, seizure, warning letter, or other written communication asserting lack of compliance with any Applicable Law in any material respect or serious adverse event. No clinical trial of the Product has been suspended, put on hold or terminated prior to completion as a result of any action by the FDA, the EMA or any other Governmental Authority or voluntarily. To the Knowledge of Borrower or any Affiliate of Borrower, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for any of the foregoing events.

(vi)     Neither Borrower nor any Affiliate of Borrower has received any material adverse written notice from the FDA, the EMA or any other Governmental Authority regarding the approvability or approval of the Product.

ARTICLE VI.

COVENANTS

Section 6.01.     Blue Sky Filings. Borrower shall take such action as is necessary in order to obtain an exemption for, or to qualify the Exchange Shares for, issuance and sale to Lenders under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of Lenders.

Section 6.02.     Record Keeping; Reporting; Audit and Other Information Rights.

(a)     Records. Borrower shall keep and maintain until the later of (i) ten (10) years after the Agreement Date and (ii) the payment of each of the Milestone Payments, accounts and records of all data reasonably required to verify (x) any information required to be provided to Lenders under this Agreement and (y) (A) the gross amounts invoiced or otherwise sold in respect of the Product and (B) the calculation of cumulative Net Sales.

(b)     Reporting of Milestone Events. Borrower shall, within two (2) Business Days of (i) the occurrence of any of the Milestone Events or (ii) in the case of Milestone Events relating to Net Sales thresholds, the good faith determination by Borrower of the achievement of such threshold within thirty (30) days following the end of the calendar quarter in which such Milestone Event shall occur, but in no event later than the payment of the Milestone Payment associated with such Milestone Event, notify Lenders of each occurrence of a Milestone Event (and, upon any Lender’s reasonable request, shall promptly provide material documents and information related to such Milestone Event including, in the case of Net Sales, as to the calculation thereof, with respect to Bundled Products or otherwise), and shall make public disclosure thereof (in the form of a widely disseminated press release or filing of a Form 8-K with the SEC) on or prior to the notification thereof to Lenders.

(c)     Audit Rights. From the Agreement Date until the termination of this Agreement, upon prior written notice to Borrower, Lenders shall have the right, no more than once in any twelve (12) month period, to audit, through an independent certified public accountant selected by Lenders and reasonably acceptable to Borrower, those financial accounts and records of Borrower and any Affiliate of Borrower (excluding Lee’s or other licensee) relating to Net Sales of the Product as may be reasonably necessary to verify Borrower’s and any Affiliates’ of Borrower’s compliance with Section 2.02(b) of this Agreement (including any accounts or records of Borrower and any Affiliate of Borrower relating to sales of the Product by any Distributors); provided, however, that Lenders may conduct an additional “for cause” audit upon written notice to Borrower if the final report of the independent certified public accountant on the prior audit shows that, in respect of any audit then being reviewed, a Milestone Payment was due and owning by Borrower, but was not timely paid within fifteen (15) or thirty (30) days of the due date therefor as herein provided. Such audits must occur during normal business hours, shall be concluded as expeditiously as possible under the circumstances and shall be conducted in a manner so as not to disrupt the ongoing operations of Borrower. Lenders shall be solely responsible for all the expenses of any such audit, unless the independent certified public accountant’s report shows, in respect of any period then being reviewed, that a Milestone Payment was due and owing by Borrower, but was not timely paid within fifteen (15) or thirty (30) days of the due date therefor as herein provided, in which case Borrower shall be responsible for the reasonable expenses incurred by Lenders for the independent certified public accountant’s services. At least ten (10) Business Days prior to providing Lenders with the final audit report, the independent certified public accountant shall provide Borrower with a preliminary report, in order to ensure Borrower has provided, and the independent certified public accountant has received and properly considered, all necessary information to make its conclusion in the final audit report. A copy of the independent certified public accountant’s final report shall be provided to the Lenders and Borrower simultaneously. If the final report shows that Borrower failed to make a Milestone Payment, then Borrower will pay the amount of such Milestone Payment to Lenders within five (5) days after receipt of the audit report (without limiting Lender’s rights and remedies with respect to Borrower’s failure to timely make such Milestone Payment). All accounting hereunder, including all determinations of Net Sales (including all adjustments and deductions permitted to be made hereunder in calculating the same), and all calculations underlying such determinations, shall be made in accordance with GAAP as consistently applied by Borrower in the preparation of its financial statements at the time of such payment.

(d)     Information Rights. In addition to Borrower’s reporting requirements under Section 6.02(b) and Lender’s audit rights under Section 6.02(c), Borrower shall provide to each Lender access to view (through Borrower’s virtual document review facility (VDR) any material documents related to, and any other documentation, records and information related to the Development or commercialization of the Product, as may be reasonably requested by such Lender, provided that such Lender enters into a confidentiality agreement in customary form with the Company (a “Confidentiality Agreement”) in connection therewith. Notwithstanding the foregoing, Borrower shall not be obligated to provide any materials that constitute trade secrets of Borrower or that otherwise are the subject of a third party confidentiality agreement that prohibits such disclosure. Each of the Lenders acknowledges and agrees that it will not create or permit the creation of screen prints of any of Borrower’s confidential materials and will not share the contents thereof with any persons except on a need to know basis.

Section 6.03.     Disclosure; Material Non-public Information. On or before 7:00 a.m., New York time, on the Business Day after the Closing Date, Borrower shall file one or more Current Reports on Form 8-K describing all the material terms of the transactions contemplated by this Agreement and the other Transaction Documents (including the consummation thereof), attaching this Agreement and the other Transaction Documents and disclosing any other presently material non-public information (if any) provided or made available to Lenders (or Lenders’ agents or representatives) on or prior to the Closing Date (collectively, the “8-K Filing”). From and after the 8-K Filing, Borrower shall have disclosed all material, non-public information (if any) provided or made available to Lenders (or Lenders’ agents or representatives) by Borrower or any of its respective officers, directors, employees, Affiliates or agents in connection with the transactions contemplated by this Agreement or the other Transaction Documents or otherwise on or prior to the Agreement Date. In the event that Borrower believes that a notice or communication to any such Lender contains material non-public information relating to Borrower or any of its Affiliates, Borrower shall so indicate to such Lender and shall not effect delivery of such notice or communication unless such Lender expressly agrees in writing to make such matters subject to a Confidentiality Agreement or Borrower shall contemporaneously with delivery of such notice or communication publicly discloses such material non-public information (provided, for the avoidance of doubt, that the foregoing shall not affect Borrower’s filing and public disclosure obligations under Section 6.02(b), the first sentence of this Section 6.03 and Section 6.05). In the absence of any such indication, such Lender shall be allowed to presume that all matters relating to such notice or communication do not constitute material non-public information relating to Borrower or any of its Affiliates. In the event of a breach of the covenants set forth in this Section 6.03 by Borrower or any of its Affiliates, agents, advisors, attorneys or other representatives acting on Borrower’s behalf, in addition to, and without limiting, any other remedy provided herein or in the other Transaction Documents, and notwithstanding anything to the contrary contained herein, a Lender shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of material non-public information disclosed to such Lender in violation of this Section 6.03 without the prior approval of any of Borrower or any of its Affiliates, agents, advisors, attorneys or representatives; provided that, in the event of a breach of this Section 6.03 by Borrower, such Lender shall first provide Borrower with an opportunity to make immediate public disclosure of such information in lieu of such Lender making public disclosure of such information in accordance with this Section 6.03. No Lender shall have any liability to Borrower or any of its Affiliates, officers, directors, employees, stockholders, agents, advisors, attorneys or other representatives for any public disclosure made in accordance with this Section 6.03. Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, after giving effect to the 8-K Filing, Borrower expressly acknowledges and agrees that no Lender shall have (unless expressly agreed to by such Lender after the date hereof in a Confidentiality Agreement) any duty of trust or confidence with respect to, or a duty not to trade on the basis of, any information regarding Borrower that such Lender has received from Borrower or any of its Affiliates, agents, advisors, attorneys or other representatives acting on Borrower’s behalf.

Section 6.04.     Legends.

(a)     Restrictive Legend. Each Lender understands that until such time as the resale of the Exchange Shares has been registered under the Securities Act as contemplated by the Registration Rights Agreement or the Exchange Shares otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(b)     Removal of Restrictive Legends. The certificates evidencing the Exchange Shares shall not contain any legend restricting the transfer thereof (including the legend set forth above in Subsection 6.04(a)): (A) while a registration statement covering the resale of such Exchange Shares by the Lender is effective under the Securities Act, or (B) following any sale of such Exchange Shares pursuant to Rule 144, or (C) if such Exchange Shares are eligible for sale under rule 144(b)(1) (collectively, the “Unrestricted Conditions”). Each Lender agrees that the removal of the restrictive legend from the Exchange Shares in accordance with the immediately preceding sentence is predicated upon Borrower’s reliance that (i) such Lender will dispose of such Exchange Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such Exchange Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein. Borrower agrees that, following the Effective Date or at such time as any of the Unrestricted Conditions are otherwise met or such legend is otherwise no longer required under this Section 7.03, it will, no later than two (2) Trading Days following the delivery by any Lender to Borrower or the transfer agent for the Common Stock of any certificate representing Exchange Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered the Exchange Shares to such Lender’s or its designee’s balance account with DTC through its DWAC system, free from all restrictive and other legends and stop transfer instructions. For purposes hereof, “Effective Date” shall mean the date that the first registration statement that Borrower is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC.

Section 6.05.     Public Filings. During the period commencing on the Agreement Date and ending on the later of (a) the first (1st) anniversary of the Closing Date and (b) the first date on which the Lenders collectively hold no more than ten percent (10%) of the Exchange Shares, but in no event later than the third (3rd) anniversary of the Closing Date, Borrower shall (a) timely file all reports required to be filed with the SEC pursuant to the Exchange Act, (b) not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination, and (c) take all commercially reasonable actions necessary to cause the Common Shares to remain at all times quoted on the OTCQB Market or listed on a U.S. national securities exchange.

Section 6.06.     Material Contracts. Borrower shall observe and perform, and to cause its Affiliates to observe and perform, all of the conditions and obligations to be observed and performed by Borrower or any Affiliate of Borrower under any material contract, license or other agreement relating to the Product, all in accordance with the terms and conditions thereof.

Section 6.07.     Compliance with Laws.

(a)     Borrower shall (and shall cause the other Responsible Parties to) at all times comply in all material respects with Applicable Law applicable to the ownership or use of any Product Assets, (ii) the Development, manufacture, marketing, sale of other commercialization of the Product, or (iii) the performance of Borrower’s obligations under this Agreement and the other Transaction Documents.

(b)     Borrower shall (and shall cause the other Responsible Parties to) maintain all material approvals and authorizations from Governmental Authorities reasonably necessary for Borrower to conduct its business in the manner in which such business is being conducted with respect to the Product, including the Development, manufacture and testing of the Product.

(c)     Borrower shall not (and shall cause the other Responsible Parties to not), with respect to the Product, knowingly make any untrue statement of a material fact or fraudulent statement to the FDA, the EMA or any other Governmental Authority, fail to disclose a material fact required to be disclosed to the FDA, the EMA or other Governmental Authority, or commit an act, make a statement or fail to make a statement, that provides or would reasonably be expected to provide a basis for the FDA, the EMA or other Governmental Authority to invoke the Fraud Policy or any similar policy of the EMA or any other Governmental Authority.

(d)     Borrower shall (and shall cause the other Responsible Parties to) Develop, test, manufacture, label, store and distribute the Product in compliance in all material respects with all Applicable Laws, including with respect to investigational use, good clinical practices, good laboratory practices, good manufacturing practices, record keeping, security and filing of reports.

Section 6.08.     No Disposition of Rights. Borrower shall not encumber, sell, assign, transfer, license, sublicense, deliver, or otherwise dispose of all or any of Borrower’s or any Affiliate’s right, title, or interest in or to any Product Assets that are material to the manufacture, Development or commercialization of the Product if such disposition would prevent, or otherwise, materially impair or delay Borrower in the performance of any of its obligations under this Agreement or the achievement of any of the Milestone Events.

Section 6.09.     IP Obligations. Borrower shall use (and shall cause the other Responsible Parties to use) commercially reasonable efforts to:

(a)     prosecute and maintain in full force and effect the Patents Covering the Product that are material to the performance of its obligations under this Agreement and that are owned or controlled by it on or after the Agreement Date;

(b)     maintain, keep in full force and effect and seek available patent term extensions for any such Patents Covering the Product that are material to the performance of its obligations under this Agreement and that are owned or controlled by it on or after the Agreement Date;

(c)     maintain, enforce and protect the Product IP Rights; and

(d)     maintain all material Product Know-How in confidence.

Section 6.10.     Taxes. Borrower shall be responsible for timely paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement, including the issuance of the Exchange Shares to the Lenders.

Section 6.11.     Efforts. Subject to the terms and conditions of this Agreement, each of Borrower and each Lender agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the Agreement Date, the transactions contemplated hereby and by the other Transaction Documents, including using commercially reasonable efforts to satisfy the conditions to closing set forth in Article VII.

Section 6.12.     Termination of Facility Agreement, Notes, and Security Interests.  Borrower and each Lender agree, upon the reasonable request of the other such party, at any time and from time to time after the Closing, to promptly execute and deliver all such further documents (including, without limitation, lien releases, Uniform Commercial Code termination statements and other similar documents, instruments and agreements), and to promptly take all such other action, as may be reasonably necessary or appropriate in order to carry out the purposes of terminating the Facility Agreement and the Notes, including without limitation the discharge and release of all liens thereunder. In furtherance of the foregoing, subject to the terms and conditions hereof, including receipt of the Cash Payment and Exchange Shares at the Closing, effective on the Closing Date, each Lender hereby irrevocably authorizes Borrower, its successors and assigns, and their respective counsel, agents and designees to file or record lien releases, Uniform Commercial Code termination statements and such other documents, instruments and agreements, in any jurisdiction, as Borrower may deem necessary or appropriate to effectuate, evidence or reflect the satisfaction, release and discharge of any and all liens arising under or in connection with the Facility Agreement and the Notes.

ARTICLE VII.

CONDITIONS PRECEDENT.

Section 7.01.     Conditions to Borrower’s Obligation. The obligation of Borrower to consummate the Exchange with each Lender is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Borrower’s sole benefit and may be waived by Borrower at any time in its sole discretion by providing each Lender with prior written notice thereof:

(a)     The representations and warranties of such Lender contained in Section 5.01 herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and such Lender shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Lender on or prior to the Closing Date; and

(b)     The Lenders shall have delivered to Borrower at Closing the Registration Rights Agreement, duly executed by the Lenders;

Section 7.02.     Conditions to Lenders’ Obligation. The obligation of each Lender to consummate the Exchange is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for such Lender’s sole benefit and may be waived by such Lender at any time in its sole discretion by providing Borrower with prior written notice thereof:

(a)     The representations and warranties of Borrower contained in Section 5.02 herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), Borrower shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by Borrower on or prior to the Closing Date, and such Lender shall have received an officer’s certificate, executed by the President and Chief Executive Officer of Borrower, dated the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Lender;

(b)     Borrower shall have delivered to Lenders at Closing the deliverables set forth in Section 2.04(a);

(c)     Borrower and Lee’s shall contemporaneously consummate the transactions contemplated by the Share Purchase Agreement and Borrower shall contemporaneously receive the Share Purchase Consideration;

(d)     No stock split, stock dividend, stock combination, recapitalization or similar event of Borrower or its Capital Stock, and no liquidation, dissolution or similar event of Borrower shall have been effected or authorized during the period commencing on (and including) the Agreement Date and ending at (and including) the Closing Date; and

(e)     Borrower shall have paid all interest and other amounts due under the Facility Agreement through the Closing Date.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01.     Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the other Transaction Documents constitute the entire agreement, and supersede all other prior and contemporaneous agreements and understandings, both oral and written, among Lenders and Borrower with respect to the subject matter hereof.

Section 8.02.     Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 8.03.     Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned in whole or in part by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto; provided, however, that (a) the parties acknowledge that DPDI II has assigned certain rights as provided in Section 2.02(b), and (b) after the Closing, without the prior written consent of Borrower, but on [ ] days prior written notice to Borrower, each of the Lenders and DPDI Financing II, respectively, may assign, sell, pledge, contribute or otherwise transfer, in whole or in part, any of such Person’s rights hereunder to any Person, other than a Person that is engaged in (a) the business of developing, manufacturing, importing or exporting, marketing or distributing or selling any product for (i) the prevention and/or treatment of respiratory distress syndrome (“RDS”) in premature infants, or diseases and conditions (other than RDS) in humans, in either case, that administers, utilizes or contains pulmonary surfactant, or (b) the development of (1) surfactants for research purposes, (2) any device or system (including related methods and processes) using, based on, or similar to (x) Borrower’s capillary generation technology or (y) Borrower's aerosolized pulmonary surfactant delivery system; or a controlled Affiliate of any such Person (any such Person or controlled Affiliate, a “Competitor of Borrower”); provided, however, that no Person (nor an Affiliate thereof) shall be deemed a Competitor of Borrower if such Person engages in such business or development, or owns equity interests in a Person that engages in such business or development, as part of (A) a brokerage, insurance business, pension fund (or other benefit fund), or investment banking, investment management, investment advisory or private equity vehicle or enterprise or (B) a non-profit research or non-profit vehicle or enterprise; and each of the Lenders and DPDI Financing II may assign, sell, pledge, contribute or otherwise transfer, in whole or in part, its rights to receive Milestone Payments under Section 2.02(b) to any Person, including a Competitor of Borrower (or an Affiliate thereof).

Section 8.04.     This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the parties hereto, their permitted successors, legal representatives and assigns. Any assignment or attempted assignment not in accordance with this Section 8.03 shall be null and void.

Section 8.05.     Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when received by electronic mail in each case addressed to a party as follows (or such other address, facsimile or electronic mail address provided by such party to such other parties pursuant to the below (or such later address, facsimile or electronic mail address provided in accordance herewith):

If to Borrower:

Windtree Therapeutics, Inc.

2600 Kelly Road

Suite 100

Warrington, PA 18976-3622

Facsimile: 215-488-9557

Attn: John Tattory, Senior Vice President and Chief Financial Officer

E-mail: jtattory@windtreetx.com

Attn: Mary B. Templeton, Senior Vice President and General Counsel

E-mail: mtempleton@windtreetx.com

With a copy (which shall not constitute notice) to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Attention:     Ira L. Kotel

Telephone:     (212) 398-5787

Facsimile:     (212) 768-6800

Email:      ira.kotel@dentons.com

If to any Lender of DPDI Financing II:

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Facsimile: 212-599-3075

E-mail: dclark@deerfield.com

Attn: David J. Clark, Esq.

With a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022-2585

Facsimile: 212-894-5877

E-mail: mark.fisher@kattenlaw.com and mark.wood@kattenlaw.com

Attn: Mark I. Fisher, Esq.

Attn: Mark D. Wood, Esq.

Section 8.06.     Applicable Law; Consent to Jurisdiction.

(a)     As part of the consideration and mutual promises being exchanged and given in connection with this Agreement, the parties hereto agree that all claims, controversies and disputes of any kind or nature arising under or relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, including disputes relating to the negotiations for, inducements to enter into, or execution of, this Agreement, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Agreement shall be governed by the laws of the State of New York without regard to its choice or conflicts of laws principles.

(b)     The parties hereto agree to submit to the exclusive jurisdiction of the commercial division, New York State Supreme Court, or the federal courts, in each case sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York), which shall hear any dispute, claim or controversy arising in connection with or related to this Agreement, including the validity, breach, enforcement or termination hereof. With respect to any such disputes, claims or controversies, each of the parties hereby irrevocably:

(i)     submits itself and its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in any court or tribunal other than the aforesaid courts;

(ii)     waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding (A) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 8.05, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable law, any claim that (1) the suit, action or proceeding in any such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by any such court; and

(iii)     WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05.

(iv)     Notwithstanding the foregoing in this Section 8.05, a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 8.07.     Counterparts; Effectiveness. This Agreement and any amendment hereto may be executed and delivered in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

Section 8.08.     No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon the Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 8.09.

Section 8.09.     Specific Performance. The parties to this Agreement agree that irreparable damage would occur and that the parties to this Agreement would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of posting bond or other security or showing actual damages, and this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10.     Indemnification. Borrower hereby agree to indemnify, defend, hold harmless and reimburse each Lender and its Affiliates, and their respective managers, directors, officers, employees, agents and its and their respective successors, heirs and assigns, from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) arising out of claims, suits, actions or demands, in each case brought by a Third Party, or settlements or judgments arising therefrom (including personal injury, products liability and intellectual property infringement or misappropriation claims) as a result or arising out of (i) any Responsible Party’s or its or agent’s or contractor’s development, promotion, marketing, handling, manufacture, packaging, labeling, storage, distribution, pricing, reimbursement, transport, use, sale or other disposition of the Product; (ii) any breach by Borrower of a representation or warranty of Borrower contained in this Agreement; (iii) any breach by Borrower of any covenant, agreement or obligation of Borrower contained in this Agreement; (iv) any Responsible Party’s failure to comply with Applicable Law in the performance of its obligations related to the Product; or (v) any negligence or willful misconduct by a Responsible Party or the directors, officers, employees or agents of any Responsible Party in the performance of its or their obligations related to the Product; provided, however, that Borrower shall have no obligation to indemnify any Lender for any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) which are finally judicially determined by a court of competent jurisdiction to have resulted primarily from Lenders’ willful misconduct, negligence or material breach of this Agreement or a Confidentiality Agreement.

Section 8.11.     Effect of Headings. The section and subsection headings herein are for convenience only and not part of this Agreement and shall not affect the interpretation thereof.

Section 8.12.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 8.13.     Further Assurances. Borrower and Lenders hereby agree, from time to time, as and when requested by another party, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including secretary’s certificates, stock powers and transfer agent instructions, and to take or cause to be taken such further or other action, as such party may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

Section 8.14.     No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

Section 8.15.     Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

IN WITNESS WHEREOF, each party hereto has caused this Exchange and Termination Agreement to be duly executed as of the date first written above.

BORROWER:
WINDTREE THERAPEUTICS, INC.
By:/s/ Craig Fraser
Name: Craig Fraser
Title: President and Chief Executive Officer

DEERFIELD PRIVATE DESIGN FUND II, L.P.
By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner
By:/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.
By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner
By:/s/ David J. Clark
Name: David J. Clark, Authorized Signatory
DEERFIELD SPECIAL SITUATIONS FUND, L.P.
By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner
By:/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

DEERFIELD PDI FINANCING II, L.P.

By:     Deerfield Mgmt, L.P., its General Partner

By:     J.E. Flynn Capital, LLC, its General Partner

By:/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

SCHEDULE I

LENDERS’ PRO RATA SHARES

	Outstanding Indebtedness	Pro Rata Share	Cash Payment	Exchange Shares	2019 Warrants
Deerfield Special Situations Fund, L.P.	$ 3,750,000	15.00%	$ 375,000	213,338	75,000
Deerfield Private Design Fund II, L.P.	9,902,500	39.61%	990,250	563,353	198,050
Deerfield Private Design International II, L.P.	11,347,500	45.39%	1,134,750	645,559	226,950
Total	$ 25,000,000	100.00%	$ 2,500,000	1,422,250	500,000

SCHEDULE II

CAPITALIZATION

	Conversion and Exercise Price	Expiration Date	Agreement Date	Closing Date
Authorized Shares
Preferred Stock			5,000,000	5,000,000
Common Stock			120,000,000	120,000,000
Outstanding Shares and Derivatives
Series A Preferred Stock, as converted*			3,203,000	3,203,000
Common Stock			15,559,638	63,213,973
Prefunded Warrants			892,857	892,857
Warrants
2017 February Financing (Series A-1)	$ 1.37	02/15/24	7,049,000	7,049,000
2015 July Financing (Series A & Series B)	$ 9.80	07/22/22	4,791,667	4,791,667
2014 Battelle Collaboration Agreement	$ 70.00	10/10/24	71,429	71,429
2013 February Deerfield Loan	$ 39.34	02/13/19	167,143	-
2013 December Deerfield Loan	$ 39.34	02/13/19	332,857	-
Employee Options
February 2017 grant	$ 1.23	03/01/27	677,000	677,000
August 2016 BOD grant	$ 1.84	08/04/26	60,000	60,000
July 2016 grant	$ 1.77	07/28/26	209,017	209,017
February 2016 grant	$ 2.33	02/02/26	163,149	163,149
Fraser Inducement	$ 2.33	02/02/26	204,863	204,863
Miscellaneous new hire grants 2015-2016	$ 1.78 – $ 6.86	08/03/25 - 07/25/26	18,471	18,471
Other	> $16	08/14/25	373,649	373,649
	Grant Price	Vesting Date	Agreement Date	Closing Date
Employee RSUs
Executive RSUs	$ 0.2163	3/15/2018 3/15/2019	3,799,635	3,799,635
Fully Diluted Equity Capitalization			37,573,375	84,727,710
Treasury Stock			1,492	1,492

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT